Exhibit 99.8
News Release
For further information contact:
Randall H. Riley
Vice President, Investor Relations
FOR IMMEDIATE RELEASE
CITIZENS, INC. REPORTS YEAR-END RESULTS
Austin, Texas — March 12, 2009 — Citizens, Inc. (NYSE: CIA) reported a net loss of $15.7 million or $(0.42) per share of Class A common stock for the year ended December 31, 2008. The decrease in earnings was primarily due to an other-than-temporary impairment of $23.5 million on the Company’s equity securities. Also contributing to the decrease in earnings was property losses incurred by Security Plan Fire Insurance Company (SPFIC) from Hurricanes Gustav and Ike in the amount of $845,000 net of tax and a loss from the increase in fair value of warrants associated with the Company’s preferred stock. Total revenues for 2008 were $146.7 million, a 13.5% decrease over 2007 revenues of $169.6 million, because of the impairment of equity securities.
Premium income grew 3.3% to $141.3 million in 2008, compared to $136.7 million in 2007. The 2008 increase was attributable to the new international business written in 2007 and 2008 in the Life Insurance segment, which had $102.0 million of premium income during the year. Additionally, we continue to experience strong persistency in our international life business, which contributed further to the increase. First year premium in the Life Insurance segment increased slightly in 2008 over the 2007 level. The Company’s Home Service Insurance segment generated $39.3 million in premium income in 2008 compared to $39.5 million in 2007. The decrease was largely due to increased reinsurance cost in our property and casualty subsidiary.
Net investment income decreased slightly during 2008 to $30.5 million, compared to $30.7 million during 2007 due primarily to lower income earned on mutual funds. Cash and investments grew substantially during 2008; however, investment income was only marginally up due to the depressed interest rate environment.
Claims and surrenders increased 11.2% from $50.6 million in 2007 to $56.3 million in 2008. The 2008 increase primarily related to an increase in property claims in SPFIC from Hurricanes Gustav and Ike, as well as an increase in death claims, surrender expense and endowments in the Life Insurance segment. Underwriting, acquisition and insurance expenses increased slightly to $28.6 million in 2008 from $27.6 million during 2007, largely due to an increase in payroll expenses and increased fees for international shipping.
For the three months ended December 31, 2008, the Company had a net loss of $20.6 million or $(0.49) per share of Class A common stock, compared to net income of $5.9 million or $0.10 per diluted share of Class A common stock for the same period in 2007, primarily due to the impairment recognized on the Company’s equity mutual funds. Total revenues for the three months ended December 31, 2008 decreased to $23.3 million from $48.8 million for the same period in 2007. Life insurance premium production contributed to a 3.8% increase in premium income during the three months ended December 31, 2008 to $39.4 million, from $37.9 million during the fourth quarter of 2007.
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P.O. Box 149151  ·  Austin, Texas 78714-9151  ·  Phone 512 837-7100  ·  Fax: 512-836-9334
email: PR@citizensinc.com  ·  web site: www.citizensinc.com

Assets increased 5.6% to $832.3 million at December 31, 2008, compared to $787.9 million at December 31, 2007, due primarily to growth in the Company’s insurance portfolio as well as the acquisition of Ozark National Life Insurance Company. Investments decreased to $569.3 million at December 31, 2008 from $585.3 million at December 31, 2007, because of the lower valuation of the Company’s investment portfolio due to the current economic conditions; however, cash increased by $42.7 million. At December 31, 2008, 70.5% of our fixed maturity securities were invested in U.S. Government-sponsored enterprises or securities backed by the U.S. Government. The following table outlines the credit ratings of the Company’s fixed income portfolio as of December 31, 2008.

Credit Ratings	Carrying Value	Percentage
	(In thousands)
AAA and U.S. Government	$379,547	78.2%
AA	37,263	7.7
A	56,043	11.6
BBB	7,217	1.5
BB and other	5,085	1.0

Totals	$485,155	100.0%

Stockholders’ equity decreased to $171.5 million at December 31, 2008, from $176.2 million at December 31, 2007, largely due to capital contributions from the Company’s preferred stock investors, offset by the net loss during the period.
During the fourth quarter of 2008, Citizens completed its acquisition of Ozark National Life Insurance Company, which is an extension of our Home Service business in Arkansas and a provider of final expense whole life insurance. The Company also completed its acquisition of Integrity Capital Corporation in exchange for shares of Citizens, Inc. Class A common stock in the first quarter of 2009. Integrity Capital is the parent of Integrity Capital Insurance Company, an Indiana life insurance company. The transaction is valued at $8.4 million.
Citizens, Inc. will hold a conference call to discuss its fourth quarter 2008 operating results at 10:00 a.m. Central Standard Time on Friday, March 13, 2009, to be hosted by Rick D. Riley, Vice Chairman and President, Tom Kopetic, Chief Financial Officer and other members of the Citizens, Inc. management team. To participate in the conference call, dial (888) 742-8686 and when prompted enter confirmation code #8442219. It is recommended you dial in 3-5 minutes before the call is scheduled to begin.
About Citizens, Inc.
Citizens, Inc. is a financial services insurance holding company listed on the New York Stock Exchange, trading symbol CIA. It plans to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, via the worldwide sale of U.S. Dollar-denominated whole life cash value insurance policies, coupled with the acquisition of other life insurance companies. Citizens, Inc. Class A common stock closed at $6.92 on March 12, 2009.
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Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2007, its quarterly reports on Form 10-Q and its current reports on Form 8-K, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management. The Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

CITIZENS, INC.
COMPARATIVE CONSOLIDATED FINANCIAL HIGHLIGHTS
(In thousands, except per share amounts)
OPERATING STATEMENTS

			(Unaudited)
	Years ended		Three-Months ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
Premium income	$141,297	136,748	39,382	37,945
Net investment income	30,478	30,743	7,991	9,258
Realized losses, net	(23,812)	(94)	(23,602)	(4)
Decrease (increase) in fair value of warrants	(2,662)	828	(988)	1,324
Other income	1,372	1,412	520	245

Total revenues	146,673	169,637	23,303	48,768

Benefits and Expenses
Insurance benefits paid or provided:
Claims and surrenders	56,253	50,571	14,590	12,671
Increase in future policy benefit reserves	37,117	36,420	12,173	12,440
Policyholders’ dividends	6,865	6,401	2,275	2,067

Total insurance benefits paid or provided	100,235	93,392	29,038	27,178

Commissions	35,984	35,641	10,078	9,349
Other underwriting, acquisition and insurance expenses	28,611	27,583	7,368	6,631
Capitalization of deferred policy acquisition costs	(24,109)	(26,210)	(7,233)	(6,728)
Amortization of deferred policy acquisition costs	15,650	12,530	4,121	3,040
Amortization of cost of customer relationships acquired and other intangibles	2,897	3,203	742	726
Total benefits and expenses	159,268	146,139	44,114	40,196

Income (loss) before Federal income tax	(12,595)	23,498	(20,811)	8,572
Federal income tax expense (benefit)	3,112	6,941	(191)	2,638

Net income (loss)	$(15,707)	16,557	(20,620)	5,934

Net income (loss) applicable to common stockholders	$(18,263)	14,555	(21,375)	5,449

Basic earnings (loss) per share of Class A common stock	$(0.42)	0.35	(0.49)	0.13

Diluted earnings (loss) per share of Class A common stock	$(0.42)	0.35	(0.49)	0.10

BALANCE SHEETS

	December 31,	December 31,
	2008	2007
Total assets	$832,276	787,909
Total invested assets	569,252	585,296
Stockholders’ equity	171,541	176,157